                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF INTERNATIONAL SPEEDWAY]

                                                                   June 21, 1999

International Speedway Corporation
1801 West International Speedway Blvd.
Daytona Beach, Florida 32114

Ladies and Gentlemen:

     I have acted as counsel to International Speedway Corporation ("International Speedway"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed by International Speedway on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 13,015,000 shares of class A common stock, par value $.01 per share, of International Speedway (the "Class A Common Stock"). The Class A Common Stock is being registered in connection with the merger (as defined below) and the PSH merger (as defined below) and is described in the Joint Proxy Statement/Prospectus (the "Prospectus") included in the Registration Statement, to which this opinion is an exhibit.

     Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 10, 1999 as amended by Amendment No. 1 thereto dated as of June 21, 1999, among International Speedway, 88 Corp., a Delaware corporation and a wholly owned subsidiary of International Speedway ("88 Corp."), and Penske Motorsports, a Delaware corporation ("Penske Motorsports"), Penske Motorsports will merge with and into 88 Corp. and Penske Motorsports will become a wholly owned subsidiary of International Speedway (the "Merger").

     Pursuant to the Agreement and Plan of Merger (the "PSH Merger Agreement"), dated as of May 10, 1999, among International Speedway, Penske Performance, Inc., PSH Corp., a Delaware corporation ("PSH Corp.") and Penske Corporation, PSH Corp. will merge with and into International Speedway (the "PSH Merger").

     In connection with my opinions expressed below, I have reviewed the Registration Statement and originals, or copies certified or otherwise identified to my satisfaction, of such other documents, agreements, corporate records, certificates and other instruments as I have deemed necessary or appropriate for purposes of this opinion.

     In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

     Based upon the foregoing, I am of the opinion that the shares of Class A Common Stock to which the Registration Statement relates have been duly authorized and, when issued in accordance with the terms of the Merger Agreement and the PSH Merger Agreement, such shares will be validly issued, fully paid and non-assessable shares of Class A Common Stock of International Speedway.

     My opinions expressed above are limited to Florida corporate law and I do not express any opinion herein concerning any other law.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ W. Garrett Crotty
                                          --------------------------------------
                                          W. Garrett Crotty